Exhibit 1.2

Pricing Agreement

March 28, 2019

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $750,000,000 aggregate principal amount of 4.610% Fixed-to-Floating Rate Senior Notes due 2023 (the “Notes”) to be consolidated and form a single series with the $1,750,000,000 aggregate principal amount of 4.610% Fixed-Floating Rate Senior Notes due 2023 issued on November 15, 2018 (the “Original Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated May 9, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, (i) with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement; (ii) provided that the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP”; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes.

Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 5:40 p.m. New York time on March 28, 2019. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Notwithstanding and to the exclusion of any other term of the Underwriting Agreement, this Pricing Agreement or any other agreements, arrangements, or understanding between the parties, each party acknowledges and accepts that a BRRD Liability arising under the Underwriting Agreement or this Pricing Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each Covered Party to it under the Underwriting Agreement or this Pricing Agreement, that (without limitation) may include and result in any of the following, or some combination thereof;

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Covered Party or another person, and the issue to or conferral on the other party of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; or

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) the variation of the terms of the Underwriting Agreement or this Pricing Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means (i) any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation and/or (ii) any U.K. Bail-in Power.

“BRRD” means Directive 2014/59/EU (as amended) establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Covered Party” means any party subject to (i) the Bail-in Legislation and/or (ii) the U.K. Bail-in Power.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation or the U.K. Bail-in Power may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Covered Party.

“U.K. Bail-in Power” has the meaning given to it in the Base Prospectus (as defined in Schedule II).

2

Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Pricing Agreement, and any interest and obligation in or under this Pricing Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Pricing Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Pricing Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Pricing Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

3

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name: Stuart Frith
Title: Vice President

Accepted as of the date hereof
at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Radhika P. Gupte
Name: Radhika P. Gupte
Title: Managing Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of the Notes
Barclays Capital Inc.	$615,000,000
Banco de Sabadell, S.A.	$22,500,000
BNY Mellon Capital Markets, LLC	$22,500,000
Commonwealth Bank of Australia	$22,500,000
Landesbank Baden-Württemberg	$22,500,000
Skandinaviska Enskilda Banken AB (publ)	$22,500,000
C.L. King & Associates, Inc.	$7,500,000
MFR Securities, Inc.	$7,500,000
Tribal Capital Markets, LLC	$7,500,000
Total	$750,000,000

SCHEDULE II

Title of Designated Securities:

$750,000,000 4.610% Fixed-to-Floating Rate Senior Notes due 2023.

The Notes will have the same terms (other than inter alia the public offering price and issuance date), form part of the same series and trade freely with the $1,750,000,000 aggregate principal amount of 4.610% Fixed-to-Floating Rate Senior Notes due 2023 issued by the Company on November 15, 2018 (the “Original Notes”). Upon completion of this offering, $2,500,000,000 aggregate principal amount of Notes and Original Notes will be outstanding.

Price to Public:

101.966% of the principal amount plus accrued interest from (and including) November 15, 2018 up to but excluding the issuance date, which is expected to be April 2, 2019, in the amount of $13,157,708.

Subscription Price by Underwriters:

101.716% of the principal amount plus accrued interest for the period from (and including) November 15, 2018 up to but excluding the issuance date, which is expected to be April 2, 2019, in the amount of $13,157,708.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) issued pursuant to the Senior Debt Indenture dated January 17, 2018 between Barclays PLC, The Bank of New York Mellon SA/NV, Luxembourg Branch, as Senior Debt Security Registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of November 15, 2018, among the Company, the Trustee and the Registrar, and as further supplemented by a Fourth Supplemental Indenture to be entered into on or about April 2, 2019 (the “Fourth Supplemental Indenture”), among Barclays PLC, the Trustee and the Registrar.

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Notes will be February 15, 2023 (the “Maturity Date”).

Interest Rate:

From (and including) November 15, 2018 (the “Original Issue Date”) to (but excluding) February 15, 2022 (the “Par Redemption Date” and such period the “Fixed Rate Period”), interest will accrue on the Notes at a rate of 4.610% per annum.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), interest will accrue on the Notes at a floating rate equal to LIBOR, as determined on the applicable Interest Determination Date (as defined in the Prospectus Supplement (as defined below)), plus 1.40% per annum.

During the Floating Rate Period, the interest rate on the Notes will be reset quarterly on each Interest Reset Date (as defined in the Prospectus Supplement).

“LIBOR” means the 3-month U.S. dollar London Interbank Offered Rate, as determined in accordance with the provisions described in the Prospectus Supplement.

Interest Payment Dates:

During the Fixed Rate Period, interest will be payable on the Notes semi-annually in arrear on February 15 and August 15 of each year, from and including August 15, 2019 (and thus a long first interest period) up to (and including) the Par Redemption Date.

During the Floating Rate Period, interest will be payable on the Notes quarterly in arrear on May 15, 2022, August 15, 2022, November 15, 2022 and the Maturity Date.

Regular Record Dates:

The close of business on the Business Day immediately preceding each relevant Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each relevant Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Notes are redeemable as described under “Description of Senior Notes—Optional Redemption” in the Prospectus Supplement, as supplemented by the final term sheet dated March 28, 2019 for the Notes.

Tax Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Loss Absorption Disqualification Event Redemption” in the Prospectus Supplement.

Events of Default Substitution:

The Notes are subject to the provisions described under “Description of Senior Notes—Events of Default Substitution” in the Prospectus Supplement.

Time of Delivery:

April 2, 2019 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Notes, directly or indirectly, it (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Other Terms and Conditions:

As set forth in the prospectus supplement dated March 28, 2019 relating to the Notes (the “Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 (the “Base Prospectus”) relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Notes, dated March 28, 2019, attached hereto as Exhibit A.

EXHIBIT A

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-223156

$750,000,000 4.610% Fixed-to-Floating Rate Senior Notes due 2023

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”)

Notes:	$750,000,000 4.610% Fixed-to-Floating Rate Senior Notes due 2023 (the “Notes”)

Status:	Senior Debt / Unsecured

Legal Format:	SEC registered

Principal Amount:	$750,000,000. The Notes will have the same terms (other than inter alia the public offering price and issuance date), form part of the same series and trade freely with the $1,750,000,000 aggregate principal amount of 4.610% Fixed-to-Floating Rate Senior Notes due 2023 issued on November 15, 2018 (the “Original Notes”). Upon completion of this offering, $2,500,000,000 aggregate principal amount of Notes and Original Notes will be outstanding.

Trade Date:	March 28, 2019

Settlement Date:	April 2, 2019 (T+3) (the “Issue Date”)

Maturity Date:	February 15, 2023 (the “Maturity Date”)

Coupon:	From (and including) November 15, 2018 (the “Original Issue Date”) to (but excluding) February 15, 2022 (the “Par Redemption Date” and such period the “Fixed Rate Period”), 4.610%.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), the interest rate will be equal to LIBOR (as described below), as determined on the applicable Interest Determination Date (as defined below), plus the Margin (as described below) (the “Floating Interest Rate”). The Floating Interest Rate will be reset quarterly on each Interest Reset Date (as defined below). The Floating Interest Rate will not be less than zero.

Fixed Rate Interest Payment Dates:	During the Fixed Rate Period, interest will be payable semi-annually in arrear on February 15 and August 15 in each year, commencing on August 15, 2019 (long first interest period) and ending on the Par Redemption Date.

Floating Rate Interest Payment Dates:	During the Floating Rate Period, interest will be payable quarterly in arrear on May 15, 2022; August 15, 2022; November 15, 2022 and the Maturity Date (each a “Floating Rate Interest Payment Date”).

Interest Reset Dates:	During the Floating Rate Period, the Floating Interest Rate will be reset quarterly on the Par Redemption Date; May 15, 2022; August 15, 2022 and November 15, 2022 (each an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Interest Periods:	During the Floating Rate Period, each interest period on the Notes will begin on (and include) a Floating Rate Interest Payment Date and end on (but exclude) the following Floating Rate Interest Payment Date, provided that the first of such interest periods will begin on and include the Par Redemption Date and will end on, but exclude, May 15, 2022.

Interest Determination Dates:	The “Interest Determination Date” for each Interest Period will be the second London Banking Day (as defined below) preceding the applicable Interest Reset Date. “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

Day Count:	30/360, following, unadjusted (during the Fixed Rate Period). Actual/360, modified following, adjusted (during the Floating Rate Period).

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated March 28, 2019 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 6, 2018 relating to the Notes (the “Base Prospectus”)). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Debt Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Ranking:	The ranking of the Notes is described under “Description of Senior Notes—Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Issuer may, at its option, redeem the Notes (i) in whole or in part, pursuant to the Make-Whole Redemption (as defined in the Preliminary Prospectus Supplement) at any time on or after October 2, 2019 (six months following the Issue Date and, if any additional notes are issued after the Issue Date, except for the period of six months beginning on the issue date for any additional notes) until (but excluding) the Par Redemption Date and/or (ii) in whole but not in part, pursuant to the Par Redemption (as defined in the Preliminary Prospectus Supplement), on the Par Redemption Date, at an amount equal to 100% of their principal amount together with accrued but unpaid interest, if any, on the principal amount of the Notes to be redeemed to (but excluding) the redemption date, on the terms and subject to the provisions set forth in the Preliminary Prospectus Supplement under “Description of Senior Notes—Optional Redemption.”

Further Issues	The Issuer may, without the consent of the holders of the Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes issued pursuant to the Preliminary Prospectus Supplement except for the price to the public and issue date. Any such additional notes, together with the Original Notes and the Notes offered pursuant to the Preliminary Prospectus Supplement, will constitute a single series of securities under the Indenture.

Tax Redemption:	The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:	The Notes are also redeemable as described under “Description of Senior Notes—Loss Absorption Disqualification Event Redemption” in the Preliminary Prospectus Supplement.

Events of Default Substitution:	The Notes are subject to the provisions described under “Description of Senior Notes—Events of Default Substitution” in the Preliminary Prospectus Supplement.

LIBOR:	3-month USD LIBOR (as determined by reference to Reuters Page LIBOR01) (“LIBOR”).

LIBOR will be determined by the Calculation Agent in accordance with the provisions described in the Preliminary Prospectus Supplement under “Description of Senior Notes—Calculation of LIBOR.”

If the Issuer determines that LIBOR has ceased to be published on Reuters Page LIBOR01 or any successor or replacement page as a result of such benchmark ceasing to be calculated or administered when any Floating Interest Rate (or the relevant component part thereof) remains to be determined by LIBOR, then the provisions described under “Description of Senior Notes—Replacement for LIBOR” in the Preliminary Prospectus Supplement shall apply to the Notes.

Margin:	+140 bps (the “Margin”)

Benchmark Treasury:	UST 2.375% due March 15, 2022

Spread to Benchmark:	170 bps

Reoffer Yield:	3.872%

Issue Price:	101.966%, plus accrued interest for the period from (and including) November 15, 2018 up to but excluding the Issue Date, in the aggregate amount of $13,157,708.

Underwriting Discount:	0.25%

Net Proceeds:	$776,027,708 (including accrued interest)

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	Banco de Sabadell, S.A.
BNY Mellon Capital Markets, LLC
C.L. King & Associates, Inc.
Commonwealth Bank of Australia
Landesbank Baden-Württemberg
MFR Securities, Inc.
Skandinaviska Enskilda Banken AB (publ)
Tribal Capital Markets, LLC

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-13 of the Preliminary Prospectus Supplement.

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN/CUSIP:	US06738EBE41 / 06738E BE4

Supplemental Information on US Taxation	The Issuer anticipates that the Notes will be treated as part of the same “issue” as the Original Notes for U.S. federal income tax purposes, under the rules for “qualified reopenings”.

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Senior Debt Securities Indenture dated January 17, 2018, between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of November 15, 2018, among the Issuer, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Senior Debt Security Registrar, and as further supplemented by a Fourth Supplemental Indenture to be entered into on or about April 2, 2019 among the Issuer, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Senior Debt Security Registrar.

Listing:	The Original Notes are listed on the New York Stock Exchange under the symbol “BCS23B”. Application will be made to list the Notes on the New York Stock Exchange although the Issuer cannot guarantee such listing will be obtained.

Governing Law:	New York law, except for the waiver of set-off provisions which will be governed by English law.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

No PRIIPs KID/FCA PI Restriction. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, persons who fall within the manufacturer target market as described above.

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.